SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

     This Settlement Agreement and General Release ("Release") is made as a compromise between GLOBAL MED TECHNOLOGIES, INC., and all related companies and divisions, and including its parent corporation(s), subsidiaries, shareholders, officers, trustees, employees, past and present, successors, predecessors, assigns, and agents ("GLOBAL") and WILLIAM J. COLLARD and HOLLIS GAILEY ("COLLARD/GAILEY") in the complete, final, and binding settlement of all claims and potential claims, if any, with respect to their present and past employment and business relationships.

     IN CONSIDERATION of the obligations identified below assumed by each of the parties, it is hereby agreed by and between the parties that all disputes, controversies, and potential disputes or causes of action or claims arising out of, or in any way connected with COLLARD/GAILEY' employment relationship with GLOBAL, whether known or unknown, suspected or unsuspected, which COLLARD/GAILEY have or may have had against GLOBAL are settled on the following material terms:

     1. Settlement Proceeds. GLOBAL will pay to Mr. WILLIAM COLLARD the following sums:

          a. Mr. COLLARD's last day of work will be November 20, 1998.

          b. GLOBAL will pay Mr. COLLARD a portion of the settlement proceeds in accordance with "Schedule 1" attached hereto and incorporated herein by reference. Upon receiving monetary proceeds under a contract with the Australian Red Cross Blood Service in a cumulative amount equal to TWO HUNDRED THOUSAND DOLLARS AND NO/100 ($200,000.00), or if GLOBAL at any time after the date of this agreement obtains equity financing for the company of a non-debt nature in a cumulative amount equal to or greater than TWO MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO/100 ($2,500,000.00), the Schedule 1 monthly payments will immediately be increased from THREE THOUSAND DOLLARS AND NO/100 ($3,000.00) to SIX THOUSAND DOLLARS AND NO/100 ($6,000.00) until the total SIXTY-FOUR THOUSAND TWO HUNDRED THIRTY DOLLARS AND 77/100 ($64,230.77) has been paid to Mr. COLLARD.

          C. GLOBAL will pay Mr. COLLARD the balance of the settlement proceeds in accordance with "Schedule 2", attached hereto and incorporated herein by reference.

          d. Upon receiving written notice from GLOBAL that the GLOBAL MED TECHNOLOGIES, INC., shares have reached FOUR DOLLARS AND NO/100 ($4.00) or more per share, and so long as COLLARD/GAILEY can sell their shares at FOUR DOLLARS AND NO/100 ($4.00) or more per share, COLLARD/GAILEY agree to immediately (within 7 days of receiving GLOBAL's written notice) sell a minimum of 40,600 shares stock of GLOBAL in which they own or have an interest, in an orderly manner through American Frontier Financial Corporation or its subsidiary (in accordance with the agreement existing between GLOBAL and RAF). The gross proceeds from such a sale of stock will be (subject to paragraph e next below) credited towards and reduce any amounts not yet due but which are scheduled to be paid by GLOBAL to Mr. COLLARD in accordance with Schedule 2, as if it had been paid by GLOBAL. If COLLARD/GAILEY voluntarily sell stock of GLOBAL which they own or have an interest in at any time after the date of this Agreement for TWO DOLLARS AND 50/100 ($2.50) or more per share, COLLARD/GAILEY will notify GLOBAL in writing within fifteen (15) days of such sale and the gross proceeds from such a sale of stock will be (subject to paragraph e next below) credited towards and reduce any amounts not yet due but which are scheduled to be paid by GLOBAL to Mr. COLLARD in accordance with Schedule 2, as if it had been paid by GLOBAL.

          e. Mr. COLLARD will receive all Schedule 1 payments, and payments of at least $75,000 in accordance with Schedule 2, without offset regardless of whether or not COLLARD/GAILEY ever sell their stock of GLOBAL.

          f. If Mr. COLLARD dies before all payments provided for in Schedule 1 and Schedule 2 have been paid in full, all scheduled payments shall continue to be paid to the then acting trustee of the W. J. AND H. COLLARD 1997 TRUST, established July 11, 1997, or to the trustee of any successor or replacement trust thereof.

          g. If any of the events listed in this paragraph g occur, Mr. COLLARD or his successor in interest may declare the entire unpaid balances of all payments provided for in Schedule 1 and Schedule 2 to be made by GLOBAL to Mr. COLLARD, to be immediately all due and payable, and GLOBAL shall then pay that amount upon demand.

               (i) GLOBAL  fails to make any  payment set forth in Schedule 1 or
Schedule 2 when due and has not cured such failure to pay within a fifteen (15) day period commencing with written notice from Mr. COLLARD or his successor in interest to GLOBAL of such missed payment. Any missed payment shall bear interest at the highest rate allowed under California Law from the date that such missed payment was due until paid in full.

               (ii) GLOBAL sells substantially all of its assets or merges, consolidates or combines with any other business entity unless the acquiring, succeeding or continuing corporation or business entity expressly assures and confirms in writing the obligations of GLOBAL under this Agreement.

               (iii) GLOBAL decides to terminate its business.

          h. Mr. COLLARD or his successor in interest may hire or pay any person or entity to help collect GLOBAL's obligations hereunder if GLOBAL does not pay. GLOBAL shall also pay to Mr. COLLARD or his successor in interest the costs of collection. Such costs include, subject to any limits under applicable law, attorneys' fees and other legal expenses including court costs whether or not there is a lawsuit.

          i. It is understood GLOBAL may not be withholding payroll taxes or other withholdings from payments made to Mr. COLLARD. Such payments will be issued with an IRS 1099 Form. If any employer [/s/TM;/s/WJC] payroll taxes are assessed, it is the responsibility of GLOBAL to pay such assessment.

     2. References. GLOBAL agrees that Mr. COLLARD will receive a favorable recommendation if any prospective employer should request a recommendation. Mr. COLLARD will refer all prospective employers to Dr. Mick Ruxin as GLOBAL's point of contact for such references.

     3. Announcement of Termination. GLOBAL agrees to make a general announcement between February 4 and February 11, 1999, through standard company distribution channels to other employees of the company at the Rancho Cordova office that Mr. COLLARD has elected to leave the company by retiring. During the period between Mr. COLLARD's last day of work on November 20, 1998 and February 4, 1999, Mr. COLLARD shall be allowed to enter his office in order to pick up mail, e-mail and phone messages. Mr. COLLARD's termination date shall be February 4, 1999 unless extended by written agreement by and between Mr. COLLARD and GLOBAL. During the period between Mr. COLLARD's last day of work on November 20, 1998 and February 4, 1999, Mr. COLLARD shall be allowed to seek and accept employment with any person, firm, corporation, association or other entity provided that such person, firm, corporation, association or other entity is not a business which is in direct competition with the type of business conducted by GLOBAL.

     4. Confidentiality. COLLARD/GAILEY and GLOBAL agree that the events leading to this Release, the fact of the Release, and the terms and conditions of the Release are and shall be maintained in privacy and confidence. The parties agree that this confidentiality is a material term of the Release. Without waiving their agreement concerning confidentiality, the parties agree that the information regarding the monetary terms of this settlement may be disclosed to any state or federal taxing authority or pursuant to any state or federal securities law, regulations, or procedure as required by law. Further, GLOBAL may disclose the terms and conditions of this agreement as necessary to implement and comply with the agreement. Such disclosure shall not be deemed a breach of this Release. Nothing in this paragraph is intended to restrict
COLLARD/GAILEY from communicating with prospective employers and job referral sources about their job experiences at GLOBAL, the nature and extent of their job responsibilities, their level of performance, the dates of their employment, and the fact that they resigned voluntarily for retirement and personal reasons respectively. Both COLLARD/GAILEY and GLOBAL agree that they will do nothing to disparage the other in any communications after the date of this Release.

     5. Release of GLOBAL. In addition to the terms above, and subject to GLOBAL's obligations created in this Agreement including the obligation to indemnify COLLARD/GAILEY in accordance with Section 10 below, COLLARD/GAILEY, on behalf of their heirs, spouses, and assigns, hereby completely release and forever discharge GLOBAL from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring before the date of their signing this Release, including any claims arising out of any offer of employment or employment or termination of employment with GLOBAL and any claims they have as shareholders, directors, officers, owners, or lenders to GLOBAL. The matters released include any claims under federal, state or local laws, including any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, any common law tort or contract claims, and any claims for attorneys fees and costs.

     It is understood and agreed that this Release extinguishes all claims, whether known or unknown, foreseen or unforeseen.

COLLARD/GAILEY expressly waive any rights or benefits under California Civil Code section 1542, which provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor."

     COLLARD/GAILEY fully understand that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by them to be true, they expressly accept and assume that this Release shall be and remain effective, notwithstanding such differences in the facts.

     COLLARD/GAILEY agree neither to file nor to encourage or knowingly permit another to file any claim, charge, action, or complaint concerning any matter referred to in this Release. if either or both COLLARD/GAILEY have previously filed any such claim, they agree to take all reasonable steps to cause it to be withdrawn without any further delay.

     This Release constitutes the entire agreement between COLLARD/GAILEY and GLOBAL with respect to any matters referred to in this Release. This Release supersedes any and all of the other agreements between COLLARD/GAILEY and GLOBAL. No other consideration, agreements, representation, oral statements, understandings of course of conduct that are not expressly set forth in this Release should be implied or are binding. COLLARD/GAILEY are not relying upon any other agreement, representation, statement, omission, understanding or course of conduct that is not expressly set forth in this Release. COLLARD/GAILEY understand and agree that this Release shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either COLLARD/GAILEY or GLOBAL. COLLARD/GAILEY also agree that if any provision of this [deletion /s/TM; /s/WFC] Release is deemed invalid, the remaining provisions will still be given full force and effect.

     Prior to execution of this Release, COLLARD/GAILEY have apprised themselves of sufficient relevant information in order that they might intelligently exercise their own judgment. GLOBAL has informed COLLARD/GAILEY in writing to consult an attorney before signing this Release, if they wish. GLOBAL has also given COLLARD/GAILEY at least twenty-one (21) days in which to consider this Release, if they wish. COLLARD/GAILEY also understand that for a period of seven
(7) days after they sign this Release COLLARD/GAILEY may revoke this release agreement and that the Release shall not become effective until a week from signatures by COLLARD/GAILEY.

     COLLARD/GAILEY have read this Release and understand all of its terms. COLLARD/GAILEY further acknowledge and agree that this Release is executed voluntarily, without coercion, and with full knowledge of its significance. COLLARD/GAILEY also understand and agree that if any suit is brought to enforce the provisions of this Release, the prevailing party shall be entitled to costs, expenses, and attorneys' fees as well any and all other remedies.

     6. Release of COLLARD/GAILEY. GLOBAL subject to COLLARD/GAILEY obligations created in this Agreement including the obligations of COLLARD/GAILEY set forth in Sections 7, 8 and 9 below, hereby completely releases and forever discharges COLLARD/GAILEY jointly and severally from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission of either of COLLARD/GAILEY, including but not limited to any claims arising out of any act by either COLLARD/GAILEY as an officer, director, employee, agent, representative or shareholder, or owner of, or borrower from GLOBAL. The matters released include any claims under federal, state or local laws, any common law tort or contract claims, and any claims for attorneys fees and costs.

     It is understood and agreed that this Release extinguishes all claims, whether known or unknown, foreseen or unforeseen. GLOBAL expressly waives any rights or benefits under California Civil Code section 1542, which provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor."

     GLOBAL fully understands that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by GLOBAL to be true, GLOBAL expressly accepts and acknowledges that this Release shall be and remain effective, notwithstanding such differences in the facts.

     GLOBAL agrees neither to file nor to encourage or knowingly permit another to file any claim, charge, action, or complaint concerning any matter referred to in this Release. If GLOBAL has previously filed any such claim, GLOBAL shall take all reasonable steps to cause it to be withdrawn without any further delay.

         GLOBAL is not relying upon any other agreement, representation, statement, omission, understanding or course of conduct that is not expressly set forth in this Release. GLOBAL understands and agrees that this Release shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either COLLARD/GAILEY or GLOBAL. GLOBAL also agrees that if any provision of this Settlement Agreement and Release is deemed invalid, the remaining provisions will still be given full force and effect.

     7. Agreement to Maintain Trade Secrets. Confidences, and Proprietary Materials.

          a. COLLARD/GAILEY acknowledge that during the course of their employment with GLOBAL, they received or became aware of trade secrets, confidential information, and proprietary material. COLLARD/GAILEY agree to return to GLOBAL no later than January 4, 1999, any and all material, information, documents, or electronically stored information which is a trade secret, confidential or proprietary. COLLARD/GAILEY agree to maintain in confidence all trade secrets, confidential information, and proprietary material relating to GLOBAL, and to not disclose said trade secrets, confidential information, and proprietary material relating to GLOBAL to any third party without the written consent of GLOBAL. Both parties acknowledge that said trade secrets, confidential information, and proprietary material relating to GLOBAL are material to the financial well-being of GLOBAL and, thus, this provision is material to this agreement.

          b. COLLARD/GAILEY recognize and acknowledge that the information, processes, developments, experimental work, work in progress, business, list of GLOBAL's customers and any other trade secret or other secret or confidential information relating to GLOBAL's business as they may exist from time to time are valuable, special and unique assets of GLOBAL's business. Therefore, COLLARD/GAILEY agree that:

               (i) COLLARD/GAILEY will hold in strictest confidence and not disclose, reproduce, publish or use in any manner without the express authorization of the Board of Directors of GLOBAL, any information, process, development or experimental work, work in process, business, customer lists, trade secret or any other secret or confidential matter relating to any aspect of GLOBAL's business.

               (ii) COLLARD/GAILEY will deliver to GLOBAL, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the GLOBAL's business.

               (iii) In the event of a breach or threatened breach by COLLARD/GAILEY of the provisions of this Paragraph b., GLOBAL shall be entitled to an injunction (1) restraining COLLARD/GAILEY from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed, provided that such person, firm, corporation, association or other entity is in business or intends to do business which is in direct competition with the type of business conducted by GLOBAL; and/or (2) requiring that COLLARD/GAILEY deliver to GLOBAL all information, documents, notes, memoranda and any and all discoveries or other material as specifically identified in a written request by GLOBAL delivered to COLLARD/GAILEY on or before December 31, 1998.

          c. For a period beginning with the date of this Agreement and ending March 23, 2002, Mr. COLLARD will not, within the State of Colorado (or, even though the parties agree that such limitation is reasonable, if such locations are determined by a court to be too broad, such geographic area as such court may determine is reasonable) directly or indirectly, own, manage, operate, control, be employed on a full time basis in a managerial capacity by, participate in or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the type of business conducted by GLOBAL. In the event of an actual or threatened breach by COLLARD/GAILEY of the provisions of this paragraph, GLOBAL shall be entitled to seek an injunction restraining COLLARD/GAILEY from owning, managing, operating, controlling, being employed by, participating in or being in any way so connected with any business in direct competition with the type of business conducted by GLOBAL during the term of this Agreement.

          8. Nonsolicitation of COLLARD/GAILEY. For a period of twenty-four (24) months beginning November 20, 1998 or for as long as GLOBAL makes monthly payments pursuant to Schedule 1 and Schedule 2, whichever is longer, COLLARD/GAILEY shall not directly or indirectly, either alone or in concert with others, solicit, or entice any employee of or consultant to GLOBAL to leave GLOBAL or work for anyone in competition with GLOBAL.

          9. Nonsolicitation of Customers. For a period of twenty-four (24) months beginning November 20, 1998 or for as long as GLOBAL makes monthly payments pursuant to Schedule 1 and Schedule 2, whichever is longer, COLLARD/GAILEY shall not directly or indirectly, either alone or in concert with others, solicit, entice or in any way divert any of GLOBAL's existing customers or suppliers or potential customers or suppliers with whom COLLARD/GAILEY had become acquainted while employed with GLOBAL, to do business with any business in direct competition with GLOBAL.

          10. Indemnification. To the fullest extent permitted by applicable law, GLOBAL agrees to indemnify, defend and hold COLLARD/GAILEY, jointly and severally, harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys' fees, hereafter or heretofore arising out of or in connection with activities of GLOBAL or its employees, including COLLARD/GAILEY, or other agents in connection with or by reason of the fact that either COLLARD/GAILEY was a director, officer, employee, or agent of GLOBAL or any affiliate of GLOBAL. To the fullest extent permitted by applicable law, GLOBAL shall pay as incurred expenses of defending any such action, claim or proceeding. However, GLOBAL shall not indemnify COLLARD/GAILEY or defend COLLARD/GAILEY against, or hold COLLARD/GAILEY harmless from any claims, damages, expenses or liabilities, including attorneys' fees, resulting from the gross negligence or willful misconduct of COLLARD/GAILEY.

          I have read the foregoing and understand, approve and voluntarily agree to the terms of the Release.

          Dated: 12/22/98.


          /s/ William J. Collard
          -------------------------------------------------
          WILLIAM J. COLLARD

          I have read the foregoing and understand, approve and voluntarily agree to the terms of the Release.

          Dated: 12/22/98.


          /s/ Hollis Gailey
          -------------------------------------------------
          HOLLIS GAILEY

          I have read the foregoing and understand, approve and voluntarily agree to the terms of the Release.

          Dated: 12/31/98.


          /s/ Thomas F. Marcinek for
          -------------------------------------------------
          By: GLOBAL MED TECHNOLOGIES, INC.


                                             SCHEDULE 1

Month of Payment                    Payment          Month of Payment               Payment
                                     Amount                                          Amount

December 30, 1998                  $3,000.00         January 1, 2000               $3,000.00
January 1, 1999                    $3,000.00         February 1, 2000              $3,000.00
February 1, 1999                   $3,000.00         March 1, 2000                 $3,000.00
March 1, 1999                      $3,000.00         April 1, 2000                 $3,000.00
April 1, 1999                      $3,000.00         May 1, 2000                   $3,000.00
May 1, 1999                        $3,000.00         June 1, 2000                  $3,000.00
June 1, 1999                       $3,000.00         July 1, 2000                  $3,000.00
July 1, 1999                       $3,000.00         August 1, 2000                $3,000.00
August 1, 1999                     $3,000.00         September 1, 2000             $1,230.77
September 1, 1999                  $3,000.00
October 1, 1999                    $3,000.00
November 1, 1999                   $3,000.00
December 1, 1999                   $3,000.00
                                                     TOTAL                        $64,230.77




                                             SCHEDULE 2

Month of Payment                     Payment         Month of Payment                       Payment
                                      Amount                                                 Amount

December 30, 1998                   $6,250.00        September 1, 2000                     $5,416.67
January 1, 1999                     $6,250.00        October 1, 2000                       $5,416.67
February 1, 1999                    $6,250.00        November 1, 2000                      $5,416.67
March 1, 1999                       $6,250.00        December 1, 2000                      $5,416.67
April 1, 1999                       $6,250.00        January 1, 2001                       $5,416.67
May 1, 1999                         $6,250.00        February 1, 2001                      $5,416.67
June 1, 1999                        $6,250.00        March 1, 2001                         $5,416.67
July 1, 1999                        $6,250.00        April 1, 2001                         $5,416.67
August 1, 1999                      $6,250.00        May 1, 2001                           $5,416.67
September 1, 1999                   $6,250.00        June 1, 2001                          $5,416.67
October 1, 1999                     $6,250.00        July 1, 2001                          $5,416.67
November 1, 1999                    $6,250.00        August 1, 2001                        $5,416.67
December 1, 1999                    $5,416.67        September 1, 2001                     $5,416.67
January 1, 2000                     $5,416.67        October 1, 2001                       $5,416.67
February 1, 2000                    $5,416.67        November 1, 2001                      $5,416.67
March 1, 2000                       $5,416.67        December 1, 2001                      $5,416.67
April 1, 2000                       $5,416.67        January 1, 2002                       $5,416.67
May 1, 2000                         $5,416.67        February 1, 2002                      $5,416.67
June 1, 2000                        $5,416.67        March 1, 2002                         $5,416.67
July 1, 2000                        $5,416.67        April 1, 2002                         $5,416.67
August 1, 2000                      $5,416.67        May 1, 2002                           $5,416.67


                                                     TOTAL                               $237,500.10
